Exhibit 10.16

Benefit Summary for Executives
Executive Automobile Allowance Program

I.	ELIGIBILITY

Full-time ACCO Brands’ executives whose positions are classified in a pay grade of 9 or higher, on the US dollar payroll, are eligible to receive an automobile allowance.

II.	ENROLLMENT

Upon notification of your eligibility, either through hire or promotion, the ACCO Compensation Group will authorize the Payroll Manager to initiate payment of your auto allowance on the next available payroll cycle. The authorization will include your name, your employee number, the effective date, and allowance amount. The effective date of the allowance will be the day that you met the eligibility requirements.

The allowance will be paid to you on a semi-monthly basis and included in your regular pay check. All automobile allowance payments are considered taxable income.

If you are promoted to a grade that would change your allowance level, the Compensation Group will instruct the Payroll Manager to make the appropriate changes effective the date of promotion.

Periodically, the Compensation Group will review executive auto allowances to ensure the level of allowance remains appropriate and meets the objectives of the policy.

III.	TERMS

Your automobile allowance is intended to cover the expenses of operating a vehicle for business related activities. The vehicle funded by this program must be driven by you during the business week. You will be responsible for all costs of operating the automobile, including, but not limited to, gas, maintenance, licenses, taxes, and other expenses. Business mileage will not be reimbursed under this program.

Allowance Levels

The amount of the allowance is based on your pay grade as detailed below:

ACCO Grade Level	Monthly Allowance	Semi-monthly Amount
Grade 9	$700.00	$350.00
Grades 10-11	$900.00	$450.00
Grades 12-16	$1,166.00	$583.00
Grades 17 and higher	$1,333.00	$666.50

Vehicle Requirements

It is expected that vehicle funded by this benefit be commensurate with the level of position within ACCO Brands and allowance level provided under this program.

Vehicles must not be older than four (4) model years and must provide seating for four (4) adults. Qualified vehicles for this program include sedans and four (4) door sports utility vehicles and mini vans. Full sized vans, conversion vans, trucks, sports cars, two-seat vehicles, and recreational vehicles are considered unacceptable under this program.

Insurance Requirements

You are required to obtain and maintain, at your own expense, comprehensive automobile liability insurance with limits not less than $150,000 per person; $300,000 per occurrence for bodily injury; $100,000 per occurrence for property damage liability; and an umbrella policy of at least $1,000,000 per occurrence.

IV.	EFFECT ON OTHER BENEFITS

The income provided by this program will not be considered as compensation for the purpose of determining or calculating any other benefits including any life insurance, retirement, savings and disability amounts.

V.	TERMINATION OF PARTICIPATION

Upon voluntary separation or retirement from ACCO Brands, you will receive the allowance through the last paid day of work. In the event that you are separated involuntarily, the Executive Severance Policy will determine the standard severance period through which the automobile allowance will be paid, as well as the method of payment. If you experience a status change that would deem them ineligible to participate in the program, the allowance would cease on the date of the status change.